As filed with the Securities and Exchange Commission on March 13, 2018
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CALIX, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	68-0438710
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
1035 N. McDowell Boulevard
Petaluma, CA 94954
(Address of Principal Executive Offices including Zip Code)

Calix, Inc. 2010 Equity Incentive Plan Calix, Inc. Nonstatutory Inducement Stock Option Grant Notice and Stock Option Agreement
(Full Title of the Plan)

Carl Russo President and Chief Executive Officer Calix, Inc. 1035 N. McDowell Boulevard Petaluma, CA 94954 (707) 766-3000

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy To: Patrick A. Pohlen, Esq. Kathleen M. Wells, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.025 Par Value	666,666	(2)	$6.83	(4)	$4,553,328.78	$566.89
Common Stock, $0.025 Par Value	300,000	(3)	$5.05	(5)	$1,515,000.00	$188.62
TOTAL					$6,068,328.78	$755.51

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the plans covered by this Registration Statement by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)	Represents the additional shares of common stock available for future issuance under the Registrant’s 2010 Equity Incentive Award Plan resulting from an annual increase of 666,666 shares in 2018.

(3)
Represents 300,000 shares of common stock available for issuance upon the vesting and exercise of a nonstatutory stock option grant by the Registrant to Cory Sindelar under the Registrant’s Nonstatutory Inducement Stock Option Grant Notice and Stock Option Agreement dated October 1, 2017 in reliance on the employment inducement award exemption under the New York Stock Exchange Listed Company Manual Rule 303A.08.

(4)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act. The offering price is based on the average of the high and low sales price per share of the Registrant’s common stock on March 9, 2018 as reported on the New York Stock Exchange.

(5)
Such shares are issuable upon the vesting and exercise of an outstanding stock option with a fixed exercise price. Pursuant to Rule 457(h)(1) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the option may be exercised, which is equal to the closing price of the Registrant’s common stock on October 1, 2017, as reported on the New York Stock Exchange.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) registers (1) the offer and sale of an additional 666,666 shares of common stock, $0.025 par value per share (the “Common Stock”) of Calix, Inc. (the “Registrant”) issuable under the Registrant’s 2010 Equity Incentive Award Plan (the “2010 Plan”) as a result of the operation of an automatic annual increase provision in the 2010 Plan in 2018 and (2) 300,000 shares of Common Stock issuable upon the vesting and exercise of a nonstatutory stock option grant by the Registrant to Cory Sindelar in reliance on the employment inducement award exemption under the New York Stock Exchange Listed Company Manual Rule 303A.08.
REGISTRATION OF ADDITIONAL SECURITIES
By a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on April 22, 2010 (File No. 333-166245) (the “Original Registration Statement”), the Registrant registered 5,383,036 shares of Common Stock issuable under the 2010 Plan. The Original Registration Statement also registered 4,767 shares of Common Stock issuable under the Calix Networks, Inc. Amended and Restated 2000 Stock Plan (the “2000 Plan”) and 5,093,942 shares of Common Stock issuable under the Calix Networks, Inc. Amended and Restated 2002 Stock Plan (the “2002 Plan”), which shares become available for issuance under the 2010 Plan to the extent awards under the 2000 Plan or 2002 Plan are forfeited or lapse unexercised and are not issued under the 2000 Plan or 2002 Plan. By a registration statement on Form S-8 filed with the SEC on November 19, 2012 (File No. 333-185025) (the “2012 Registration Statement”), the Registrant registered an additional 1,333,332 shares issuable under the 2010 Plan as a result of the operation of an automatic annual increase provision in the 2010 Plan, which added 666,666 shares to the 2010 Plan in 2011 and 666,666 shares to the 2010 Plan in 2012. By a registration statement on Form S-8 filed with the SEC on February 21, 2014 (File No. 333-194054) (the “2014 Registration Statement”), the Registrant registered an additional 1,333,332 shares issuable under the 2010 Plan as a result of the operation of an automatic annual increase provision in the 2010 Plan, which added 666,666 shares to the 2010 Plan in 2013 and 666,666 shares to the 2010 Plan in 2014. By a registration statement on Form S-8 filed with the SEC on March 5, 2015 (File No. 333-202496) (the “2015 Registration Statement”), the Registrant registered an additional 666,666 shares issuable under the 2010 Plan as a result of the operation of an automatic annual increase provision in the 2010 Plan, which added 666,666 shares to the 2010 Plan in 2015. By a registration statement on Form S-8 filed with the SEC on February 26, 2016 (File No. 333-209732) (the “2016 Registration Statement”), the Registrant registered an additional 666,666 shares issuable under the 2010 Plan as a result of the operation of an automatic annual increase provision in the 2010 Plan, which added 666,666 shares to the 2010 Plan in 2016. By a registration statement on Form S-8 filed with the SEC on February 28, 2017 (File No. 333-216323) (together with the Original Registration Statement, 2012 Registration Statement, 2014 Registration Statement, 2015 Registration Statement and 2016 Registration Statement, the “Prior Registration Statements”), the Registrant registered an additional 666,666 shares issuable under the 2010 Plan as a result of the operation of an automatic annual increase provision in the 2010 Plan, which added 666,666 shares to the 2010 Plan in 2017.
Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated by reference in this registration statement on Form S-8.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the SEC:

(1)
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 13, 2018 (File No. 001-34674), including the information specifically incorporated by reference therein from our definitive proxy statement on Schedule 14A that will be filed with the SEC by April 30, 2018;

(2)	Our Current Report on Form 8-K filed with the SEC on February 13, 2018 (Items 1.01 and 5.02 only) (File No. 001-34674), only to the extent filed and not furnished; and
(3)
The description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-34674), filed with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 23, 2010, including any amendments or reports filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents, except as to any portion of any future statement, report or document that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement. Under no circumstances will any information filed under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.
Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law.
We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

We also maintain directors’ and officers’ liability insurance.

Item 7.	Exemption From Registration Claimed.
Not applicable.

Item 8.	Exhibits.

Exhibit	Description

4.1
Amended and Restated Certificate of Incorporation of Calix, Inc. (incorporated by reference from Exhibit 3.3 to the Registrant's registration statement on Form S-1, as amended, filed with the SEC on March 23, 2010 (File No. 333-163252)).

4.2
Amended and Restated Bylaws of Calix, Inc. (incorporated by reference from Exhibit 3.5 to the Registrant's registration statement on Form S-1, as amended, filed with the SEC on March 23, 2010 (File No. 333-163252)).

4.3
Form of Calix, Inc.'s Common Stock Certificate (incorporated by reference from Exhibit 4.1 to the Registrant's registration statement on Form S-1, as amended, filed with the SEC on March 23, 2010 (File No. 333-163252)).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm (KPMG LLP).

23.3	Consent of Independent Registered Public Accounting Firm (Ernst & Young LLP).

24.1	Power of Attorney (included in the signature page to this Form S-8).

99.1
Calix, Inc. 2010 Equity Incentive Award Plan and related documents (incorporated by reference from Exhibit 10.4 to Amendment No. 6 to Calix’s Registration Statement on Form S-1 filed with the SEC on March 8, 2010 (File No. 333-163252)).

99.2
Calix, Inc. Nonstatutory Inducement Stock Option Grant Notice and Stock Option Agreement between Calix, Inc. and Cory Sindelar dated October 1, 2017 (filed as exhibit 10.3 to Calix’s Form 10-Q filed with the SEC on November 8, 2017 (File No. 001-34674).

Item 9.	Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petaluma, State of California, on this 13th day of March, 2018.

CALIX, INC.

By:	/s/ Cory Sindelar
Cory Sindelar
Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Carl Russo, Cory Sindelar and Sheila Cheung, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Carl Russo	Chief Executive Officer and Director (Principal Executive Officer)	March 13, 2018
Carl Russo

/s/ Cory Sindelar	Chief Financial Officer (Principal Financial Officer)	March 13, 2018
Cory Sindelar

/s/ Sheila Cheung	Vice President, Finance and Accounting (Principal Accounting Officer)	March 13, 2018
Sheila Cheung

/s/ Don Listwin	Chairman of the Board of Directors	March 13, 2018
Don Listwin

/s/ Christopher Bowick	Director	March 13, 2018
Christopher Bowick

/s/ Kathy Crusco	Director	March 13, 2018
Kathy Crusco

/s/ Kevin DeNuccio	Director	March 13, 2018
Kevin DeNuccio

/s/ Michael Everett	Director	March 13, 2018
Michael Everett

/s/ Michael Flynn	Director	March 13, 2018
Michael Flynn

/s/ Kira Makagon	Director	March 13, 2018
Kira Makagon

/s/ Michael Matthews	Director	March 13, 2018
Michael Matthews

/s/ Kevin Peters	Director	March 13, 2018
Kevin Peters